CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-85711), Form S-3 (No. 333-83497), Form S-3 (No. 33-51881), Form S-3 (No. 33-36868), Form S-3 (No. 333-03803), Form S-3 (No. 333-51769), Form S-8 (No. 2-94539), Form S-8 (No. 33-49693), Form S-8 (No. 333-03057), Form S-8 (No. 333-03055), Form S-8 (No. 333-51595), and Form S-4 (No. 333-74887) of National Fuel Gas Company of our report dated October 24, 2001, except for Note F, as to which the date is December 3, 2001, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Buffalo, New York
December 17, 2001